AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997

                                                REGISTRATION NO. 333-37803
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        HOMESTEAD VILLAGE INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

              MARYLAND                                 74-2770966
     (STATE OF INCORPORATION OR              (I.R.S. EMPLOYER IDENTIFICATION
            ORGANIZATION)                                NUMBER)

                            2100 RIVEREDGE PARKWAY
                            ATLANTA, GEORGIA 30328
                                (770) 303-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                          JEFFREY A. KLOPF, SECRETARY
                        HOMESTEAD VILLAGE INCORPORATED
                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED NOVEMBER 14, 1997

PROSPECTUS

                         HOMESTEAD VILLAGE INCORPORATED

                                  $300,000,000

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 ------------

  Homestead Village Incorporated ("Homestead") may from time to time offer shares of its Common Stock, par value $.01 per share (the "Shares"), in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The Shares may be offered directly by Homestead, through agents designated from time to time by Homestead, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Shares may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Shares.

                                 ------------

THESE  SHARES HAVE  NOT  BEEN APPROVED  OR DISAPPROVED  BY  THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                  THE DATE OF THIS PROSPECTUS IS      , 1997.

                        HOMESTEAD VILLAGE INCORPORATED

  Homestead is committed to creating significant shareholder value by becoming the leading developer, owner and operator of moderate-priced, extended-stay lodging properties throughout the United States. Homestead believes that the extended-stay segment of the lodging industry offers excellent growth opportunity because of growing customer demand for extended-stay accommodations and rising consumer awareness of the extended-stay product. The increase in demand for extended-stay lodging has been created by several changes in the business environment such as (i) the continued emergence of the high technology and service segments which have a higher demand for long-term training accommodations; (ii) the consolidation of factories, plants and businesses, resulting in an increased demand for relocation accommodations; and (iii) the outsourcing or job-sharing of specialized job skills which has significantly increased extended-stays related to temporary job assignments. Homestead believes it is well positioned to achieve significant market share in the extended-stay industry by targeting markets that demonstrate strong demographics and providing extended-stay customers with a consistently high standard of service and value-conscious pricing.

  Homestead offers a carefully designed, purpose-built product targeted at the business traveler on temporary assignment, undergoing relocation or in training. Homestead Village(R) properties are designed to offer excellent locations with convenient access to major employment centers and retail support services, and a residential environment that is attractive, well landscaped and secure.

  The extended-stay segment of the lodging industry is a high-growth business, and Homestead believes it is well positioned to become the leading provider of moderate-priced, extended-stay lodging. Homestead has the people and the processes in place to achieve significant market share. Homestead's strategy for future growth is focused on (i) developing new properties and quickly and cost-efficiently delivering them to the market place, (ii) increasing revenue per available room at the property level by matching its product to customers' expectations, and (iii) improving operating margins through its proprietary operating systems. Homestead believes that its product, locations, corporate commitment to customer service and value-conscious pricing will help Homestead meet its objective.

  The first Homestead Village(R) property was opened in 1992. As of October 31, 1997, Homestead operated 56 properties, had begun construction on 53 additional properties, had 13 properties in planning and owned, and had an additional 30 properties in planning and under control, for a total of 152 properties in 38 cities. In addition, its development staff of 59 professionals is continually reviewing additional development opportunities. Homestead's properties are designed and built to uniform standards developed by Homestead. Homestead expects to have approximately 77 properties in operation at the end of 1997 and expects to start construction on 40 to 50 new properties annually through the year 2000. Homestead's plans call for the average property to have approximately 136 extended-stay rooms and to take approximately eight to ten months to construct.

  Homestead is a Maryland corporation. Its executive offices are located at 2100 RiverEdge Parkway, Atlanta, Georgia 30328, and its telephone number is
(770) 303-2200.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of Shares will be used for the acquisition of sites and the development of additional extended-stay lodging properties as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for working capital purposes and, to a lesser extent, for capital improvements to properties.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  The authorized stock of Homestead consists of 250,000,000 shares of common stock, $0.01 par value per share. The board of directors of Homestead (the "Board") may classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such stock. No holder of any class of stock of Homestead will have any preemptive right to subscribe to any securities of Homestead except as may be granted by the Board in authorizing the issuance of a class of preferred stock. Under Maryland law, stockholders are generally not liable for a company's debts or obligations. For a description of certain provisions that could have the effect of delaying, deferring or preventing a change in control, see "Certain Provisions of Maryland Law and of Homestead's Charter and Bylaws."

  The outstanding Shares are fully paid and nonassessable. Each Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of directors. Shareholders do not have the right to cumulate their votes in the election of directors, which means that the holders of a majority of the outstanding Shares can elect all of the directors then standing for election. Shareholders are entitled to such dividends as may be authorized from time to time by the directors out of assets legally available therefor.

  In the event of any liquidation, dissolution or winding-up of the affairs of Homestead, holders of Shares are entitled, subject to the preferential rights of holders of preferred stock, if any, to share ratably in the assets of Homestead remaining after provision for payment of liabilities to creditors.

  The transfer agent and registrar for the Shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021.

  All Shares have equal distribution, liquidation and other rights, and have no preference, appraisal, conversion or exchange rights. As of November 13, 1997, 27,804,456 Shares were issued and outstanding.

PURCHASE RIGHTS

  On May 16, 1996, the Board authorized a dividend of one Purchase Right for each Share outstanding at the close of business on May 16, 1996 (the "Rights Record Date") to the holders of Shares of record as of the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional Shares issued after the Rights Record Date and before the redemption or expiration of the Purchase Rights will also be entitled to one Purchase Right for each such additional Share. Each Purchase Right entitles the registered holder under certain circumstances to purchase from Homestead one-hundredth of a Participating Preferred Share of Homestead at a price of $50.00 per one-hundredth of a Participating Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Purchase Rights are set forth in the Rights Agreement dated as of May 16, 1996 between Homestead and BankBoston, N.A., formerly known as The First National Bank of Boston, as rights agent (the "Rights Agreement").

  The Purchase Rights will be exercisable and will be evidenced by separate certificates only after the earliest to occur of: (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (excluding certain affiliates of Homestead) has acquired beneficial ownership of 20% or more of the outstanding Shares (thereby becoming an "Acquiring Person"); (2) 15 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons (excluding certain affiliates of Homestead) of 25% or more of the outstanding Shares; or (3) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person becomes an Acquiring Person) after the date of filing by any person of, or the first public announcement of the intention of any person to file, any application, request, submission or other document with any federal or state regulatory authority seeking approval of, attempting to rebut any presumption of control upon, or otherwise indicating an intention to enter into, any transaction or series of transactions (other than a transaction in which newly issued Shares are issued directly by Homestead) the consummation of which would result in any person (excluding certain affiliates of Homestead) becoming the beneficial owner of Shares aggregating 25% or more of the then outstanding Shares (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the stock certificates outstanding as of the Rights Record Date, until the Rights Distribution Date the Purchase Rights will be evidenced by such stock certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Purchase Rights), new stock certificates issued after the Rights Record Date upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Board in good faith determines that a person who would otherwise be an Acquiring Person under the Rights Agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of Shares so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be an Acquiring Person for purposes of the Rights Agreement.

  The Purchase Rights will expire on May 16, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Purchase Rights are earlier redeemed or exchanged by Homestead, in each case as described below.

  The Purchase Price payable, and the number of Participating Preferred Shares or other securities or property issuable, upon exercise of the Purchase Rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Participating Preferred Shares purchasable upon exercise of the Purchase Rights will not be redeemable. Each Participating Preferred Share will be entitled to a minimum preferential quarterly distribution payment equal to the greater of (i) $1 per share or (ii) 100 times the distribution declared per Share. Each Participating Preferred Share will have 100 votes, voting together with the Shares. If dividends payable on Participating Preferred Shares are in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Participating Preferred Shares shall have the exclusive right, voting separately as a single class, to elect two directors of Homestead until such time as all arrears in dividends (whether or not declared) on the Participating Preferred Shares shall have been paid or declared and set apart for payment. In the event of liquidation, the holders of the Participating Preferred Shares will be entitled to a minimum preferential liquidation payment of $1 per share (plus any accrued and unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per Share. In the event of any merger, consolidation or other transaction in which Shares are exchanged, each Participating Preferred Share will be entitled to receive 100 times the amount received per Share. In the event of issuance of Participating Preferred Shares upon exercise of the Purchase Rights, in order to facilitate trading, a depositary receipt may be issued for each one-hundredth of a Participating Preferred Share. The Purchase Rights will be protected by customary antidilution provisions.

  In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Purchase Right, other than Purchase Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise a number of Shares having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price. In lieu of the issuance of Shares upon exercise of Purchase Rights, the Board may under certain circumstances, and if there is an insufficient number of Shares authorized but unissued or held by Homestead to permit the exercise in full of the Purchase Rights, the Board is required to take such action as may be necessary to cause Homestead to issue or pay upon the exercise of Purchase Rights cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the Shares which otherwise would have been issuable upon exercise of Purchase Rights.

  In the event that, after any person or group becomes an Acquiring Person, Homestead is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding Shares, the Board may exchange the Purchase Rights (other than Purchase Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one Share (or one-hundredth of a Participating Preferred Share) per Purchase Right (subject to adjustment).

  As soon as practicable after a Rights Distribution Date, Homestead is obligated to use its best efforts to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to the securities issuable upon exercise of Purchase Rights and to cause such registration statement to become effective as soon as practicable.

  At any time prior to the time a person or group of persons becomes an Acquiring Person, the Board may redeem the Purchase Rights in whole, but not in part, at a price of $0.01 per Purchase Right (the "Redemption Price") payable in cash, Shares or any other form of consideration deemed appropriate by the Board. The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon the effectiveness of any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.

  The terms of the Purchase Rights may be amended by the Board without the consent of the holders of the Purchase Rights, except that from and after the time any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Purchase Rights.

  The Purchase Rights have certain anti-takeover effects. The Purchase Rights will cause substantial dilution to a person or group that attempts to acquire Homestead on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Purchase Rights being acquired. The Purchase Rights should not interfere with any merger or other business combination approved by the Board since the Purchase Rights may be redeemed by Homestead at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Shares. The Rights Agreement specifying the terms of the Purchase Rights has been incorporated by reference into the registration statement on Form S-3 of which this Prospectus forms a part (together with all amendments and exhibits, the "Registration Statement") and is incorporated herein by reference. The foregoing description of the Purchase Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

                         OTHER SECURITIES OF HOMESTEAD

PREFERRED STOCK

  The Board is empowered by the Charter, without the approval of stockholders, to cause shares of preferred stock to be issued in one or more series and to determine, among other things, the number of preferred shares of each series and the rights, preferences, powers and limitations of each series which may be senior to the rights of Shares. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Homestead and may adversely affect the voting and other rights of shareholders. No shares of preferred stock are outstanding and Homestead has no present plans to issue any preferred stock other than as contemplated by the Rights Agreement.

CONVERTIBLE MORTGAGE NOTES

  On October 17, 1996, Homestead assumed $67,285,743 principal amount of convertible mortgage notes ($60,445,442 net of discount) of its predecessors in connection with funding the acquisition and construction costs and expenses incurred in connection with acquiring and developing various real properties as Homestead Village(R) properties. Pursuant to Funding Commitment Agreements entered into with Security Capital Pacific Trust ("PTR") and Security Capital Atlantic Incorporated ("ATLANTIC"), PTR and ATLANTIC agreed to provide Homestead additional funding on the respective Homestead Village(R) properties contributed by them in the amounts of up to approximately $138 million and $111 million, respectively. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings with face amounts of up to approximately $154 million and $98 million, respectively. The convertible mortgage notes issued to PTR are being recorded for financial reporting purposes by Homestead at a discount of approximately $23 million (including the discount assumed on October 17,1996) and the convertible mortgage notes issued to ATLANTIC are being recorded by Homestead at a premium of approximately $13 million, each of which will be amortized as an adjustment to interest expense over the ten-year term of the mortgage notes using the effective interest method. As of November 13, 1997, PTR and ATLANTIC had funded approximately $117.5 million and $106.0 million, respectively, under their respective Funding Commitment Agreement.

  Interest on the convertible mortgage notes accrues at the rate of 9% on the unpaid principal balance payable every six months. The convertible mortgage notes are scheduled to mature on October 31, 2006 and are callable on or after May 28, 2001. Homestead has pledged substantially all of the assets contributed by PTR or ATLANTIC, as the case may be, as collateral for the mortgage loans. PTR and ATLANTIC have the right to convert all of the outstanding principal amount of the convertible mortgage notes into Shares on the basis of one Share for each $11.50 aggregate principal amount outstanding on the convertible mortgage notes being converted. This conversion rate is subject to adjustment on substantially the same terms as the Warrants.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                        HOMESTEAD'S CHARTER AND BYLAWS

  The following paragraphs summarize certain provisions of Maryland law and the Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and Bylaws, copies of which have been incorporated by reference as exhibits to the Registration Statement and to Maryland law.

CLASSIFICATION OF THE BOARD

  Homestead's Bylaws provide that the number of directors may be established by the Board but may not be fewer than three nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board. Pursuant to the Charter, the directors are divided into three classes. At the 1997 annual meeting of shareholders, one class was elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, another class was elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and another class was elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. Homestead believes that classification of the Board will help to assure the continuity and stability of Homestead's business strategies and policies as determined by the Board.

  The classified director provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Homestead, even though such an attempt might be beneficial to Homestead and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

DIRECTOR LIABILITY LIMITATION AND INDEMNIFICATION

  Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  Homestead's officers and directors are and will be indemnified under the Charter against certain liabilities. The Charter provides that Homestead will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of Homestead or (b) any individual who, while a director of Homestead and at the request of Homestead, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Homestead has the power, with the approval of the Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of Homestead in any of the capacities described in (a) or (b) above and to any employee or agent of Homestead or its predecessors.

  Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Maryland law permits Homestead to advance reasonable expenses to a director or officer upon Homestead's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Homestead as authorized by the Bylaws and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by Homestead if it shall ultimately be determined that the standard of conduct was not met.

  Additionally, Homestead has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of such officer or director, arising out of any lawsuit or claim against such officer or director due to the fact that he or she was or is serving as an officer or director, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (c) relating to judicially determined criminal violations.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Homestead pursuant to the foregoing provisions, Homestead has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

  Under the Maryland General Corporation Law (the "MGCL"), certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board has exempted from these provisions of the MGCL any business combination with Security Capital Group Incorporated ("Security Capital") and its affiliates and successors. As a result, Security Capital and its affiliates and successors may be able to enter into business combinations with Homestead that may not be in the best interests of its shareholders without compliance by Homestead with the super-majority vote requirements and other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  Maryland law provides that "Control Shares" of a Maryland corporation acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power (except solely by virtue of a revocable proxy): (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

  The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  Homestead's Bylaws contain a provision exempting Security Capital and its affiliates and successors from the provisions of the Control Share acquisition statute.

ADVANCE NOTICE PROVISIONS

  For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the shareholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the nomination or proposal is made; and (iii) as to the shareholder giving the notice and beneficial owner, if any, on whose behalf the nomination or proposal is made,
(x) the name and address of such shareholder as they appear on the books, and of such beneficial owner and (y) the number of shares of each class of stock of Homestead which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

                              PLAN OF DISTRIBUTION

  Homestead may sell Shares to one or more underwriters or dealers for public offering and sale by them or may sell Shares to investors directly or through agents, which agents may be affiliated with Homestead. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to Homestead shareholders and direct placements to third parties. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all the underlying Shares are not subscribed for, Homestead may sell such unsubscribed Shares to third parties directly or through agents and, in addition, whether or not all of the underlying Shares are subscribed for, Homestead may concurrently offer additional Shares to third parties directly or through agents, which agents may be affiliated with Homestead. Any underwriter, dealer or agent involved in the offer and sale of Shares will be named in the applicable Prospectus Supplement.

  The distribution of Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). Homestead also may, from time to time, authorize underwriters acting as Homestead's agents to offer and sell Shares upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Shares, underwriters may be deemed to have received compensation from Homestead in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Shares for whom they may act as agent. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by Homestead to underwriters or agents in connection with the offering of Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of Shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of Shares may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Homestead, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, Homestead will authorize dealers acting as Homestead's agents to solicit offers by certain institutions to purchase Shares from Homestead at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Shares sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of Homestead. Contracts will not be subject to any conditions except (i) the purchase by an institution of Shares covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if Shares are being sold to underwriters, Homestead shall have sold to such underwriters the total principal amount of Shares less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for Homestead and its subsidiaries and affiliates in the ordinary course of business.

                                    EXPERTS

  The financial statements and schedule of Homestead appearing in Homestead's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial information for the three-month period ended March 31, 1997, the three- and six-month periods ended June 30, 1997 and the three- and nine-month periods ended September 30, 1997, incorporated by reference in this Prospectus, Ernst & Young LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Homestead's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part' of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

  The financial statements and related schedule of Homestead as of and for the years ended December 31, 1995 and 1994, incorporated by reference herein and in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their report, which has been incorporated by reference herein and in the Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing.

                              VALIDITY OF SHARES

  The validity of the Shares will be passed upon for Homestead by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing Homestead and certain of its affiliates, including Security Capital.

                             AVAILABLE INFORMATION

  Homestead is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048, and are also available on the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Homestead's outstanding Shares are listed on the American Stock Exchange (the "AMEX") under the symbol "HSD," and all such reports, proxy statements and other information filed by Homestead with the AMEX may be inspected at the AMEX's offices at 86 Trinity Place, New York, New York 10006.

  This Prospectus constitutes part of the Registration Statement filed by Homestead with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Commission.

                          INCORPORATION BY REFERENCE

  The following documents filed by Homestead with the Commission (File No. 1-12269) pursuant to the Exchange Act are incorporated herein by reference:

    (a) Homestead's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) Homestead's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    (c) The description of Homestead's Shares and preferred share purchase rights contained in Homestead's registration statements on Form 8-A filed on October 7, 1996.

  All documents subsequently filed by Homestead pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is also or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Homestead will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference, other than exhibits to such information unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, Homestead Village Incorporated, 2100 RiverEdge Parkway, Atlanta, Georgia 30328, telephone number: (770) 303-2200.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses to be paid in connection with the issuance and distribution of the securities being registered are estimated as follows and will be borne by the registrant:

      SEC Registration Fee............................................ $ 90,909
      Accounting fees and expenses....................................   75,000
      Legal fees and expenses.........................................  150,000
      Blue sky fees and expenses (including legal fees)...............    5,000
      Printing and duplicating expenses...............................  150,000
      Transfer agent fees (including counsel fees)....................   10,000
      Miscellaneous expenses..........................................   19,091
                                                                       --------
        Total......................................................... $500,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Seventh of the Registrant's Charter provides as follows with respect to indemnification of its directors and officers:

    "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  Article Eleventh of the Registrant's Charter provides as follows with respect to limitation of liability of its directors and officers:

    "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article ELEVENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Article XII of the Registrant's Bylaws provides as follows with respect to indemnification of its directors and officers:

    "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

    "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  In addition, the Registrant has entered into indemnity agreements with each of its officers and Directors which provide for reimbursement of all expenses and liabilities of such officer or Director, arising out of any lawsuit or claim against such officer or Director due to the fact that he was or is serving as an officer or Director, except for such liabilities and expenses
(a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

ITEM 16. EXHIBITS.

  See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of any subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that: (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING THIS AMENDMENT ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON THE 14TH DAY OF NOVEMBER, 1997.

                                          Homestead Village Incorporated

                                                 /s/ Jeffrey A. Klopf
                                          By: _________________________________
                                                   JEFFREY A. KLOPF
                                                 Senior Vice President and
                                                      Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Co-Chairman, Chief
     /s/ Michael D. Cryan*              Operating Officer
-------------------------------------   and Director
          MICHAEL D. CRYAN

                                       Co-Chairman,
  /s/ David C. Dressler, Jr.*           President, Chief
-------------------------------------   Investment Officer
       DAVID C. DRESSLER, JR.           and Director

                                       Senior Vice
    /s/ Robert C. Aldworth*             President and Chief
-------------------------------------   Financial Officer
         ROBERT C. ALDWORTH             (Principal
                                        Financial Officer)

                                       Vice President and
      /s/ Robert E. Clark*              Controller
-------------------------------------   (Principal
           ROBERT E. CLARK              Accounting Officer)

                                       Director
    /s/ John P. Frazee, Jr.*
-------------------------------------
         JOHN P. FRAZEE, JR.

                                       Director
   /s/ Manuel A. Garcia III*
-------------------------------------
        MANUEL A. GARCIA III

                                       Director
    /s/ John C. Schweitzer*
-------------------------------------
         JOHN C. SCHWEITZER

      /s/ Jeffrey A. Klopf                                       November 14,
                                                                  1997
*By: ___________________________
        JEFFREY A. KLOPF
        Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
   1.1   Form of Underwriting Agreement for Common Stock (to be filed as an exhibit to a Form 8-K in reference to the specific offering of Shares, if any, to which it relates).
   4.1   Restated Homestead charter (incorporated by reference to Exhibit 3.1 to Homestead's Form S-4 Registration Statement (File No. 333-4455, the
         "Homestead S-4")).
   4.2   Amended and Restated Bylaws of Homestead (incorporated by reference to
         Exhibit 3.2 to the Homestead S-4).
   4.3   Rights Agreement, dated as of May 16, 1996, between Homestead and The
         First National Bank of Boston, as Rights Agent, including form of rights certificate (incorporated by reference to Exhibit 4.2 to the
         Homestead S-4).
   4.4   Amended and Restated Promissory Note by PTR Homestead Village
         Incorporated in favor of Security Capital Pacific Trust ("PTR")
         (incorporated by reference to Exhibit 4.3 to the Form 10-Q for the quarter ended September 30, 1996 (File No. 1-12269, the "Homestead
         Form 10-Q")).
   4.5   Amended and Restated Promissory Note by PTR Homestead Village Limited
         Partnership in favor or PTR (incorporated by reference to Exhibit 4.4 to the Homestead Form 10-Q).
   4.6   Additional Corporate Promissory Note by Atlantic Homestead Village
         Incorporated in favor of Security Capital Atlantic Incorporated
         ("ATLANTIC") (incorporated by reference to Exhibit 4.5 to the
         Homestead Form 10-Q).
   4.7   Consolidated Amended and Restated Promissory Note by Atlantic
         Homestead Village Limited Partnership in favor of ATLANTIC
         (incorporated by reference to Exhibit 4.6 to the Homestead Form 10-Q).
   4.8   Amended and Restated Promissory Note by Atlantic Homestead Village
         Limited Partnership in favor of ATLANTIC (incorporated by reference to
         Exhibit 4.7 to the Homestead Form 10-Q).
   4.9   Form of stock certificate for shares of common stock of Homestead
         (incorporated by reference to Exhibit 4.8 to the Homestead Form S-4).
   5*    Opinion of Mayer, Brown & Platt as to the validity of the Common Stock being registered.
  15.1   Letter of Ernst & Young LLP regarding unaudited interim financial information.
  23.1*  Consent of Mayer, Brown & Platt.
  23.2   Consent of Ernst & Young LLP.
  23.3   Consent of KPMG Peat Marwick LLP.
  24*    Power of Attorney pursuant to which amendments to this Registration
         Statement may be filed.

--------

   *Previously filed